Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

As independent oil and gas consultants, Wright & Company, Inc. hereby consents to the incorporation by reference in Gastar Exploration Ltd.’s Registration Statements on Form S-8, filed with the Securities and Exchange Commission (the “SEC”) on June 10, 2009 and June 20, 2012, respectively (together, the “Form S-8s”), and Gastar Exploration Ltd.’s and Gastar Exploration USA, Inc.’s Registration Statement on Form S-3, filed with the SEC on May 27, 2013 (together with the Form S-8s, the “Registration Statements”), of information from our reserve report dated July 24, 2013 included in the Current Report on Form 8-K of Gastar Exploration Ltd. and Gastar Exploration USA, Inc., filed with the SEC on October 28, 2013, and all references to our firm included in or made as part of the Registration Statements.

Wright & Company, Inc.
TX. Reg. No. F-12302

By:	/s/ D. Randall Wright
D. Randall Wright, P.E.
President

Brentwood, Tennessee

October 28, 2013